Exhibit 99.1

Signature Group Holdings, Inc. Files Report 10K for 2011

SHERMAN OAKS, Calif., March 30, 2012 – Signature Group Holdings, Inc. (the "Company" or "Signature") (OTCQB: SGGH), today announced it filed its Annual Report on form 10K for the year ending December 31, 2011.  The Company is now current and timely in all of its periodic SEC reporting obligations for the first time since reorganizing and exiting bankruptcy with a new management team in June 2010.

“This marks the first time the company has filed its Annual Report on a timely basis since its Annual Report on Form 10-K for the year ended December 31, 2005,” said Craig Noell, Chief Executive Officer.  “Kyle Ross, our Chief Financial Officer has done an outstanding job building a de novo accounting group and leading a team of internal and external professionals to accomplish this goal.”

Kyle Ross, Chief Financial Officer, commented, “I am very pleased with the staffing composition that currently exists at Signature and wish to thank all those that were involved in this filing.”

About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with principal activities in industrial distribution and special situations debt.  Signature has significant capital resources and is actively seeking acquisitions as well as growth opportunities for its existing businesses.  The Company was formerly a $9 billion in assets industrial bank and financial services business that reorganized during a two year bankruptcy period.  The reorganization provided for Signature to maintain Federal net operating loss tax carryforwards in excess of $850 million.  For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Source

Signature Group Holdings, Inc.

Contact

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com